EXHIBIT 10.1

AGREEMENT
(as amended on July 24, 2006)

This License Agreement is made and entered into as of the 9th day of June, 2006, by and between Photvoltaics.com, Inc. (“PVDV”) located and doing business at PO Box 6009, Hutchinson Island, Florida 34957, (hereinafter “LICENSOR”), Lawrence Curtin at P.O. Box 6009, Hutchinson Island, Florida 34957, and Nuvo Energy, Inc., a Colorado corporation (hereinafter “LICENSEE”).

WHEREAS, LICENSOR is the owner of Intellectual Property pertaining to the production and composition of multi-stacked CdS/CdSe solar energy photovoltaic cells;

WHEREAS, LICENSOR has filed United States Provisional Patent Application Serial Number 60783638 and Patent Co-operation Treaty (PCT) Application filed on April 12, 2006.  Based on the forgoing provisional application as set forth in Exhibit A;

WHEREAS, LICENSOR desires to have manufactured, sell and offer for sale LICENSOR’s photovoltaic solar energy cells; and

WHEREAS, LICENSOR desires to grant to LICENSEE authorization to have manufactured, sell and offer for sale its photovoltaic solar energy cells, subject to the terms and conditions in this Agreement (the “Products”);

NOW, THEREFORE, in consideration of the premises and mutual covenants and provisions hereinafter set forth, it is agreed by and between the parties hereto as follows:

1.           Subject to the terms and conditions hereof, LICENSOR grants to LICENSEE an exclusive license on a worldwide basis for the Intellectual Property set forth in United States Provisional Patent Application 60783638 and Patent Co-operation Treaty (PCT) Application filed on April 12, 2006, including: all patents issued pursuant to these applications or amendment thereof and the right to use all applicable copyrights, trademarks and related intellectual property obtained on or in connection with the process and Products; the right to use all know-how, technology, techniques and processes necessary or useful in connection with the licensed Intellectual Property; and the right to license and use any refinements or improvements made to the licensed Intellectual Property during the term of this Agreement.

2.           In the manufacture and sale of Products, LICENSEE shall maintain standards of quality in compliance with guidelines to be established by LICENSOR and with all applicable laws and regulations and shall conform to relevant industry standards of quality and safety.

3.           Upon the request of LICENSOR, LICENSEE shall permit LICENSOR or its duly authorized representatives to inspect on the premises of LICENSEE during normal business hours.

4.           Samples of all advertising, promotional materials, catalogs, packages, containers, labels, and labeling referring or relating to the Products must be submitted to LICENSOR and receive LICENSOR’s written approval prior to their use.  Approval or disapproval shall lie solely in LICENSOR’S discretion.  LICENSOR agrees to use reasonable efforts to complete such review on a timely basis.  In the event LICENSOR shall not have provided written notice to LICENSEE of LICENSOR’s disapproval of any such material within 30 days of LICENSOR’s receipt of the description thereof, LICENSOR’s approval shall be deemed to have been given, in writing, in accordance with the terms of this Agreement.  LICENSEE shall provide from time to time additional samples of all advertising, promotional materials, catalogs, packages, containers, labels, and labeling referring or relating to the Products after beginning their approval use upon LICENSOR’s reasonable request.

5.           LICENSEE acknowledges LICENSOR’s exclusive right, title and interest in and to the Intellectual Property and recognizes that all uses by LICENSEE shall inure to the benefit of LICENSOR.  LICENSEE shall not at any time represent that it has any ownership in the Intellectual Property.  LICENSEE shall not at any time represent that it has any rights other than the rights to use expressly provided for in this Agreement.  If this Agreement is terminated or expires, except as the parties may otherwise agree in writing, all rights granted to LICENSEE hereunder shall continue to be owned by LICENSOR.  LICENSEE shall cooperate with LICENSOR whenever LICENSOR deems it necessary in claiming rights in the Intellectual Property throughout the world, including executing all documents LICENSOR deems necessary or desirable in connection with any registrations.  Accordingly, LICENSEE agrees that it shall not, during the term of this Agreement or thereafter, attack the title or any rights of LICENSOR in and to the Intellectual Property or attack the validity of this Agreement for the purpose of invalidating any of LICENSOR’s rights, title or interest.

6.           LICENSEE shall notify LICENSOR in writing of all instances of any potentially conflicting or infringing use of any of the Intellectual Property or any confusingly similar.  LICENSOR shall have the exclusive right, at LICENSOR’s expense, to determine what action, if any, is to be taken in each such instance.  If LICENSOR decides to take any action, LICENSEE agrees to become a party to such action if necessary, and to cooperate with LICENSOR in the prosecution of any such action or proceeding involving any alleged infringement or other conflict respecting LICENSOR’s rights.  All damages or other monetary relief recovered in such action by reason of a judgment or settlement shall first be paid to LICENSEE for actual damages representing injury sustained by LICENSEE, with the balance, if any, paid to LICENSOR.

7.           If any claim, demand or suit for infringement shall be asserted against LICENSEE on account of LICENSEE’s use, LICENSEE shall give LICENSOR timely notice of such claim, demand or suit, and LICENSOR shall have to the right at its discretion to either defend or settle such claim, demand or suit.  LICENSEE agrees to cooperate with LICENSOR in the defense or settlement of any such claim, demand or suit for infringement.  If LICENSOR declines at its discretion to defend or settle any such claim, demand or suit, LICENSEE may do so at LICENSEE’s expense.

8.           For the rights granted to LICENSEE by this Agreement, LICENSEE shall pay LICENSOR as follows:

a.	Total aggregate license fee of $250,000.
b.	$150,000 shall be payable upon signing and the $100,000 balance is payable no later than August 11, 2006.

9.           The term of this Agreement shall be for a ten year period from June 9, 2006 through July 10, 2016.  This license shall be automatically renewable for successive ten year terms under the same terms and conditions as provided for in this Agreement, subject to any alterations and amendments as may be mutually agreed to by the parties, unless either party notifies the other not less than 90 days prior to the termination date of their intention to terminate the Agreement.

10.           LICENSOR or its representatives may upon reasonable notice at reasonable times during any business day of LICENSEE inspect, and make copies of, all books, ledgers, accounts, correspondence, memoranda or other records and documents of LICENSEE to the extent they pertain to transactions under this Agreement.

11.           This Agreement and all rights and duties herein are personal to LICENSEE and shall not, without LICENSOR’s prior written approval, be assigned, mortgaged, sublicensed, or otherwise encumbered by LICENSEE or by operation of law, except that LICENSEE may assign any of its rights or duties hereunder to a wholly-owned direct or indirect subsidiary of LICENSEE; provided, however, LICENSEE shall remain fully liable for all obligations imposed on LICENSEE by this Agreement.  Any attempt by LICENSEE to grant a sublicense or to assign, mortgage, encumber or part with possession or control of the Agreement, other than as expressly contemplated by the immediately preceding sentence, shall be void and shall constitute a material breach of this Agreement.  This Agreement and any or all rights and duties may be assigned by LICENSOR without the consent of LICENSEE provided no such assignment shall release LICENSOR from its obligations hereunder.

12.           Nothing in this License shall be deemed or construed by LICENSOR, LICENSEE, or any third party as creating a relationship of principal and agent, joint venture, or partnership between the parties hereto, and neither shall so hold itself out to the public.

        13.           This Agreement shall be binding upon the successors and assigns of both parties.

14.           A waiver by either party hereto of any right hereunder, or of any failure to perform, or of any breach by the other party, shall not be a waiver of any other right hereunder or of any subsequent breach or failure by the other party, whether of a similar nature or otherwise.

15.           This Agreement forms the entire understanding and agreement between the parties with respect to the subject matter of this Agreement and supersedes any and all prior negotiations, understandings, or agreements in regard to such subject matter.

16.           This Agreement may be amended, modified or discharged only by a written instrument expressly setting forth such amendment or modification and duly executed by LICENSOR and LICENSEE, and the provisions of this paragraph may not be waived except by a written instrument so executed.

17.           Notices under this Agreement shall be served by certified mail or express courier or regular mail by the parties hereto at the addresses shown below.

18.           In the event of bankruptcy or insolvency of LICENSEE, this Agreement shall be deemed null and void.

19.           The parties hereby agree that LICENSOR will provide LICENSEE certain services as related to sales, marketing, manufacturing and order fulfillment.  These arrangements will be set forth in detail in a separate agreement.  LICENSEE agrees to pay LICENSOR an additional fee of $5,000 per month for a period of 36 months for these services.  Monthly payments are made in arrears and begin 30 days following the date of this Agreement.

20.           The LICENSOR is the sole and exclusive owner of all right, title and interest in and to the Intellectual Property subject to this License, free and clear of any lien, security interest, claim of right or other encumbrance of any sort.

21.           The LICENSOR has no knowledge or information of, and has received no notice of any sort from any party, asserting a lien, charge, claim or interest in the Intellectual Property or challenging the right of the LICENSOR to the Intellectual Property.

22.           The LICENSOR has not granted any license or other rights of any sort of, in or to the Intellectual Property to any other person or entity.

23.           There have not been and there are no pending or threatened suits, claims, actions or other proceedings of any sort involving LICENSOR relating to the Intellectual Property, including but not limited to any concerning alleged infringement, improper use, or misappropriate of any of the Intellectual Property.

24.           There are no actions, challenges to validity, interferences or other contested proceedings before the United States Patent and Trademark Office, or in any Federal, state or other court or before any other governmental entity relating to the Intellectual Property or any pending application with respect to any of the Intellectual Property.  LICENSOR has no knowledge of any prior art or any claim by others of the existence of prior art or any other grounds that would prevent LICENSOR from obtaining a patent for the Intellectual Property.

25.           The LICENSOR has not asserted any claim of a violation or infringement by others of its rights to or in connection with any of the Intellectual Property.

26.           The LICENSOR has filed patent application(s) and is diligently and timely pursuing the process of obtaining one or more patents with respect to the Intellectual Property, and has taken all reasonable and prudent steps to protect the Intellectual Property from infringement by any other person or entity, and agrees to take such future steps as is reasonably necessary to obtain and perfect such patents.

27.           The consummation of the transaction provide for in this License will not alter, impair or modify any of LICENSOR’S rights in the Intellectual Property, except to the extent expressly provided for in the License.

28.           Both LICENSOR and LICENSEE are corporations that have been duly organized and are in good standing in their respective state of incorporation each with the power to carry out the terms and conditions of this Agreement as agreed to by their executing representatives who have been duly authorized with the proper corporate authority in compliance with all applicable laws.

29.           There are no orders, judgments, injunctions or directives of any Federal, state or other court, or of any governmental agency that would restrain, limit or otherwise interfere with the transactions provided for in this License.

30.           Contact information is as follows:

LICENSOR:                                Mr. Lawrence Curtin
Photovoltaics.com, Inc.
PO Box 6009
Hutchinson Island, Florida 34957

LICENSEE:                                Mr. Henry Fong, President
Nuvo Energy, Inc.
319 Clematis Street, Suite 803
West Palm Beach, Florida 33401
(561) 514-9042

31.           This Agreement shall be deemed to be entered into in Florida and shall be governed and interpreted according to the laws of the State of Florida, United States of America.

[Signature Page Follows]

Executed by LICENSOR at Hutchinson Island, Florida this 9th day of June, 2006.

Photovoltaics.com, Inc.

By::  /s/ Lawrence Curtin

Title:  President and Individually

And Individually as of June 9, 2006

Name:  /s/ Lawrence Curtin

Executed by LICENSEE at West Palm Beach, Florida this 9th day of June, 2006.

Nuvo Energy, Inc.

By:  /s/ Henry Fong

Name:  Henry Fong

Title:    President

5